Exhibit 99.1

FOR RELEASE ON NOVEMBER 15, 2004

Media Contact:	Nancy Mace Jackson 800.715.9435 x117 njackson@freebairn.com

IR Contact:	Greg Ton 800.813.9046 greg.ton@fatsinc.com

FIREARMS TRAINING SYSTEMS, INC. REPORTS FY05 SECOND

QUARTER REVENUE AND EARNINGS

Revenue up 55.7% for quarter, 33.6% YTD

November 15, 2004, Atlanta, Ga. - Firearms Training Systems, Inc. (OTC: FATS) today reported earnings for the second quarter of its fiscal year ending March 31, 2005.

Revenue for the second quarter was $20.1 million versus $12.9 million for the same period of the previous year. Operating income for the second quarter was $1.8 million versus $61,000 for the second quarter in 2004. Second quarter net loss applicable to common shareholders was ($0.8 million), or ($0.01) per diluted share, compared with a net loss of ($1.6 million) or ($0.02) per diluted share for the same period of the previous year.

Year-to-date revenue was $38.1 million versus $28.5 million for the same period of the previous year. Operating income for year-to-date was $3.5 million versus $0.8 million for the same period in 2004. Year-to-date net loss applicable to common shareholders was ($1.4 million), or ($0.02) per diluted share, compared with a net loss of ($2.5 million) or ($0.04) per diluted share for the same period of fiscal 2004.

Ronavan R. Mohling, the Company’s Chairman and Chief Executive Officer stated, “We are pleased to report substantial increases in revenue, gross profit and operating income. We achieved revenue increases of 55.7% during the second quarter and a 33.6% increase year-to-date. The higher revenue for both time periods can be attributed to a significant increase in sales to U.S. military customers as well as increased sales internationally. As a result of our efforts to improve gross margins and control cost, operating income increased $2.7 million in the year-to-date period and improved as a percentage of revenues to 9.2% year-to-date compared to 2.8% in the same period last year. Net loss for both periods improved, but higher debt-related costs and compounding effects of the 10% dividends on our mandatorily redeemable preferred stock continued to impact this figure. Going forward, our successful refinancing efforts will reduce this impact.

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FATS SECOND QUARTER /2

“We were pleased to announce on September 30 the successful negotiation of a $42 million revolving credit and term loan agreement that will significantly reduce the debt previously shown in the Company’s financial statements. We were also able to eliminate the redemption date on our preferred stock. The five-year debt agreement, which was executed with CapitalSource Finance LLC, provides FATS significant additional liquidity to support management’s growth plan. This restructuring, which as previously disclosed included the exchange of new Series C Preferred Stock for the Company’s previously issued manditorily redeemable Series B Preferred Stock, has resulted in reducing balance sheet liabilities attributable to long term debt and preferred stock from approximately $72 million to approximately $37 million. Quarterly dividends recorded on the Company’s income statement have also been eliminated unless declared by the Company.”

FATS, Inc. designs and sells virtual training systems that improve the skills of the world’s military, law enforcement and security forces. Utilizing quality engineering and advanced technology, FATS provides a comprehensive range of training capabilities that include small and supporting arms, judgmental, tactical and combined arms. The company serves U.S. and international customers from headquarters in Suwanee, Georgia, with branch offices in Australia, Canada, Netherlands and United Kingdom. FATS, an ISO 9001:2000 certified company, celebrates its 20th anniversary in 2004. The Company Web site is www.fatsinc.com.

Except for financial information contained in this press release, the matters discussed may consist of forward-looking statements under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking statements, including statements regarding future events or the future financial performance of the Company, is necessarily subject to a number of risks and other factors which could cause the actual results to differ materially from those contained in the forward-looking statements. Among such factors including those discussed above are: general business and economic conditions; the Company’s success in competing for new contract awards; customer acceptance of and demand for the Company’s new products; receipt and delivery of a sufficient level of orders from new and existing customers as well as satisfactory completion of delivery of a sufficient portion of backlog; the Company’s overall ability to design, test, and introduce new products on a timely basis; the cyclical nature of the markets addressed by the Company’s products; and the risk factors listed from time to time in documents on file with the SEC. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “anticipates” or similar expressions as they relate to the Company, or its management, are intended to identify forward-looking statements. The Company, from time to time, becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

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FIREARMS TRAINING SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATION

(unaudited and in thousands, except for per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
Revenue	$20,130	$12,931	$38,142	$28,549
Cost of revenue	13,764	9,028	25,630	20,375

Gross margin	6,366	3,903	12,512	8,174

Operating expenses:
Selling, general and administrative	3,686	3,011	7,024	5,908
Research and development	724	723	1,742	1,246
Depreciation and amortization	119	108	231	233

Total operating expenses	4,529	3,842	8,997	7,387

Operating income	1,837	61	3,515	787

Other income (expense), net
Interest expense, net
Debt, net	(1,611)	(1,351)	(3,010)	(2,421)
Dividends on mandatorily redeemable preferred stock	(781)	(707)	(1,543)	(1,398)
Other, net	(312)	(58)	(403)	(16)

Total other expense	(2,704)	(2,116)	(4,956)	(3,835)

Loss before benefit for income taxes	(867)	(2,055)	(1,441)	(3,048)
Benefit for income taxes	(53)	(458)	(13)	(561)

Net loss	$(814)	$(1,597)	$(1,428)	$(2,487)

Loss per share
Basic and diluted loss per share	$(.01)	$(.02)	$(0.02)	$(0.04)

Weighted average common shares outstanding – basic	70,265	70,153	70,265	70,153

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FIREARMS TRAINING SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for shares authorized, issued and outstanding)

	September 30, 2004	March 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,405	$2,367
Restricted cash	2,582	2,502
Accounts receivable, net of allowance of $350	14,697	23,317
Income taxes receivable	207	104
Costs and estimated earnings in excess of billings on uncompleted contracts	3,969	4,268
Unbilled receivables	1,248	62
Inventories, net	11,805	12,221
Deferred income taxes	770	770
Prepaid expenses and other current assets	1,635	1,020

Total current assets	40,318	46,631
Property and equipment, net	2,187	2,398
Other noncurrent assets:
Deferred income taxes	1,999	2,004
Deferred financing costs, net	1,484	187

Total assets	$45,988	$51,220

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Long-term debt due within one year	$2,181	$2,953
Accounts payable	3,789	3,679
Accrued liabilities	4,571	7,002
Accrued interest	—	949
Income taxes payable	223	214
Billings in excess of cost and estimated earnings on uncompleted contracts	1,390	1,428
Deferred revenue	3,431	1,239
Warranty and contract cost provision reserve – current	617	1,074

Total current liabilities	16,202	18,538
Long-term debt	35,062	38,168
Warranty and contract cost provision reserve – noncurrent	215	356
Other noncurrent liabilities	633	587
Manditorily redeemable preferred stock	—	30,485

Total liabilities	52,112	88,134

Commitments and contingencies
Preferred stock, 3,500 shares authorized; 3,203 shares issued and outstanding; liquidation value of $10,000 per share	32,028	—

Stockholders’ deficit
Class A common stock, $0.0000006 par value; 100 million shares authorized,
70,508,801 and 70,153,139 shares issued and outstanding	—	—
Additional paid-in capital	123,407	123,215
Stock warrants	613	613
Accumulated deficit	(162,609)	(161,181)
Accumulated other comprehensive income	437	439

Total stockholders’ deficit	(38,152)	(36,914)

Total liabilities and stockholders’ deficit	$45,988	$51,220

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